Filed under Rule 433
File No. 333-131159

CIT Group Inc.

Floating Rate Senior Notes due February 21, 2008

Initial Term Sheet

Issuer:	CIT Group Inc.

Type:	SEC Registered – Registration Statement No. 333-131159

Issue Price:	100%

Pricing Date:	February 14, 2006

Settlement Date:	February 21, 2006

Maturity Date:	February 21, 2008

Specified Currency:	U.S. Dollars ($)

Interest Payment Dates:	Quarterly on February 21, May 21, August 21, and November 21 of each year, subject to the modified following Business Day convention adjusted.

First Payment Date:	May 21, 2006

Day Count/Accrual of Interest:	Actual/360

Interest Rate Basis:	LIBOR Telerate

Index Maturity:	Three Months

Spread:	+7 basis points (0.07%)

Interest Rate Calculation:	LIBOR Telerate determined on the Interest Determination Date plus the Spread

Initial Interest Rate:	LIBOR Telerate determined two London Business Days prior to the Settlement Date plus the Spread

Interest Reset Dates:	Quarterly on February 21, May 21, August 21, and November 21 of each year, subject to the modified following Business Day convention.

Interest Determination Date:	2 London Business Days Prior to each Interest Reset Date.

Minimum Denomination:	Minimum denominations of $1,000 and integral multiples of $1,000.

Maximum Interest Rate:	Maximum rate permitted by New York law.

Minimum Interest Rate:	0.0%

Exchange Listing:	None

Other Provisions:

“LIBOR Telerate” means the rate for deposits in U.S. dollars having the Index Maturity specified above which appears on the Telerate Page 3750 (defined below) as of 11:00 a.m., London time, on the applicable Interest Determination Date.

“Telerate Page 3750” means the display page designated as page 3750 on the Moneyline Telerate service (or such other page as may replace page 3750 on that service for the purpose of displaying London Interbank Offered Rates).

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York, and a day that is also a London Business Day.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the agents will arrange to send you prospectus if you request it by calling: Merrill Lynch, Pierce, Fenner & Smith Incorporated (212-449-4908), J.P. Morgan Securities Inc. (212-834-4533), HSBC Securities (USA) Inc. (212-525-3142), Barclays Capital Inc. (212-412-6980), Banc of America Securities LLC (704-386-9690), Credit Suisse (USA) Securities LLC (212-325-3325) or The Williams Capital Group LP (212-830-4505).